Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2005 RESULTS; PROVIDES FISCAL YEAR 2006 GUIDANCE

RUTLAND, VERMONT (June 22, 2005)—Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid waste services company, today reported financial results for the fourth quarter and its 2005 fiscal year, and gave guidance on its expected performance for its 2006 fiscal year.

Fourth Quarter Results

For the quarter ended April 30, 2005, the company reported revenues of $115.8 million. The company’s net loss per common share was $0.05. The earnings per share (EPS) result includes a pre-tax charge of $1.7 million related to deferred financing costs; without this charge, EPS would have amounted to a loss of $0.01. Operating income for the quarter was $8.5 million. Cash provided by operating activities in the quarter was $21.0 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA*) were $23.0 million, a six percent increase over the same quarter last year.

Fiscal 2005 Results

For the fiscal year ended April 30, 2005, the company reported revenues of $482.0 million. The fiscal year net income per common share was $0.16; excluding the loss on debt extinguishment and deferred costs, the company’s fiscal year 2005 EPS would have been $0.20. Operating income for the year was $41.4 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA), and before deferred costs, for the twelve-month period were $107.4 million, a 14 percent increase over the previous fiscal year.

The company also announced that cash provided by operating activities for fiscal year 2005 was $83.0 million, and that the company had generated $0.3 million of free cash flow* for fiscal year 2005; as of April 30, 2005, the company had cash on hand of $8.6 million, and had an outstanding total debt level of $375.4 million.

“We continue to deliver solid EBITDA growth, operating margin improvement, and internalization rate improvement,” John W. Casella, chairman and CEO of Casella Waste Systems, said. “More importantly, we have been successful in aggressively pursuing and developing disposal capacity, giving us the potential to create significant long-term value.

“Our success on the landfill and disposal side of the business has, naturally, effected our short-term free cash flow generation as we make the necessary investments in developing this capacity,” Casella said. “Once these up-front investments are made in a landfill, our historical performance has shown that the landfill generates significant EBITDA and free cash flow, and we expect this pattern to continue.”

“And, given that we are doing the necessary work (and making the necessary investment) to apply that same model to our newer facilities, the potential for long-term value creation is obvious,” Casella said.

Comparison of Fiscal 2005 and 2004

Revenues increased $44.0 million, or 10.0 percent, to $482.0 million in fiscal year 2005 from $438.0 million in fiscal year 2004. Revenues from the rollover effect of acquired businesses accounted for $23.7 million of the increase, primarily due to new disposal facilities in the Western and South Eastern regions (the Ontario and Southbridge landfills), as well as a new recycling facility in the South Eastern region, all of which became active in the third and fourth quarters of fiscal 2004, partially offset by the loss of revenues from the divestiture of the domestic brokerage business amounting to $3.3 million. The revenue increase is also attributable to an increase in solid waste revenues of $14.5 million, due primarily to higher hauling and transfer volumes in the Central Region, higher composting volumes in the North Eastern region and higher commodity prices which resulted in an increase in recycling revenues of $9.1 million.

Cost of operations increased $25.1 million, or 8.8 percent, to $310.9 million in fiscal year 2005 from $285.8 million in fiscal year 2004.  Cost of operations as a percentage of revenues decreased to 64.5 percent for the fiscal year 2005, from 65.3 percent in the prior year primarily due to the effect of lower disposal costs as a percentage of revenue resulting from the impact of the activation of new disposal capacity. The dollar increase in cost of operations expense for fiscal year 2005 is primarily due to the effect of higher levels of operating activity and acquired businesses, higher cost of commodity purchases due to higher prices, higher transportation costs as well as higher fuel costs.

General and administration expenses increased $5.5 million, or 9.5 percent, to $63.7 million in fiscal year 2005 from $58.2 million in fiscal year 2004. General and administration expenses as a percentage of revenues remained unchanged in fiscal year 2005 compared to fiscal year 2004.  The dollar increase in general and administration expense was due to higher bonus accruals, communications and training costs as well as expenses related to compliance with the Sarbanes Oxley Act.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA) and deferred costs and impairment charge, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

More detailed financial results are contained in the tables accompanying this release.

2005 Highlights

“When viewed through the lenses of both long-term strategic goals and daily operational excellence, 2005 was a terrific year,” Casella said. “We continued to deliver our financial performance goals as well:

•      “EBITDA growth was slightly over 14 percent year-over-year;

•      “our operating margin improved 80 basis points year-over-year;

•      “our internalization rate is up 360 basis points year-over-year;

•      “we continued to grow internal disposal capacity with several permit expansions this year, most notably at our Waste USA facility in Coventry, Vt.;

•      “our public-private partnership model continues to prove attractive, as we were recently chosen as the preferred vendor to enter negotiations for the operation of Chemung County, N.Y.’s landfill; and

•      our total companywide disposal capacity has grown from 29.6 million tons at April 30, 2003 to 81.7 million tons at the end of fiscal 2005.”

Fiscal 2006 Outlook

The company also announced its guidance for its fiscal year 2006, which began May 1, 2005.

For the fiscal year 2006, the company believes that its results will be approximately in the following ranges:

•      Revenues between $500.0 million and $520.0 million;

•      EBITDA between $112.0 million and $116.0 million;

•      Non-growth maintenance capital expenditures between $57.0 million and $61.0 million; facility capital expenditures of $6.0 million; and landfill development capital expenditures of $32.0 million (in conjunction with the addition of 52 million tons of total companywide disposal capacity since year-end 2003), for a total of expected capital expenditures between $95.0 million and $99.0 million; and

•      Free cash flow between $(13.0) million and $(9.0) million.

The company said the following assumptions are built into its fiscal year 2006 outlook:

•      No material change in the health of the regional economy;

•      In the solid waste business, price growth of 2.1 percent; FCR price growth is expected to be flat; and

•      No major acquisitions

The EBITDA forecast is based on estimated projections of cash provided by operating activities of $84.0 million to $88.0 million, interest expense of approximately $33.0 million, depletion of landfill operating leases of $5.5 million, cash taxes of $1.6 million, and positive changes in other assets and liabilities of $1.1 million. Free cash flow of $(13.0) million to $(9.0) million is based on cash provided by operating activities of $84.0 million to $88.0 million, less estimated maintenance capital expenditures of $57.0 million to $61.0 million, facility capital expenditures of $6.0 million and growth capital expenditures of $32.0 million, and other balance sheet changes.

Casella Waste Systems, headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal and recycling services primarily in the eastern United States.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

The company will host a conference call to discuss these results on Thursday, June 23, 2005 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (719) 457-2657 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available by calling (719) 457-0820 (conference code #9804447) before 11:59 p.m. ET, Thursday, June 30, 2005, or by visiting the company’s website.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to make acquisitions and otherwise develop additional disposal capacity; continuing weakness in general economic conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management’s Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2004 and in our form 10-Q for the fiscal quarter ended January 31, 2005.

(tables follow)

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Twelve Months Ended
	April 30, 2004	April 30, 2005	April 30, 2004	April 30, 2005

Revenues	$108,820	$115,831	$437,961	$481,964

Operating expenses:
Cost of operations	72,641	76,523	285,828	310,921
General and administration	14,363	16,290	58,167	63,678
Depreciation and amortization	15,297	14,568	59,596	65,637
Impairment charge	1,663	—	1,663	—
Deferred costs	—	—	—	295
	103,964	107,381	405,254	440,531

Operating income	4,856	8,450	32,707	41,433

Other expense/(income), net:
Interest expense, net	6,890	7,814	25,249	29,391
Income from equity method investments	(192)	(400)	(2,261)	(2,883)
Loss on debt extinguishment	—	1,716	—	1,716
Other expense	6,670	164	5,949	273

	13,368	9,294	28,937	28,497
Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(8,512)	(844)	3,770	12,936
Provision (benefit) for income taxes	(3,249)	(411)	(1,622)	5,725

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(5,263)	(433)	5,392	7,211

Discontinued Operations:
Income (loss) from discontinued operations, net of income taxes (1)	(10)	—	(10)	140
Loss (income) on disposal of discontinued operations, net of income taxes (1)	—	69	—	(82)
Cumulative effect of change in accounting principle, net of income taxes	—	—	2,723	—

Net income (loss)	(5,273)	(364)	8,105	7,269

Preferred stock dividend	828	839	3,252	3,338

Net income (loss) available to common stockholders	$(6,101)	$(1,203)	$4,853	$3,931

Common stock and common stock equivalent shares outstanding, assuming full dilution	24,255	25,408	24,445	25,193

Net income (loss) per common share before discontinued operations and cumulative effect of change in accounting principle	$(0.25)	$(0.05)	$0.09	$0.15

Net income (loss) per common share	$(0.25)	$(0.05)	$0.20	$0.16

EBITDA (2)	$21,816	$23,018	$93,966	$107,365

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	April 30, 2004	April 30, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,007	$8,578
Restricted cash	129	70
Accounts receivable - trade, net of allowance for doubtful accounts	49,462	51,726
Other current assets	11,906	9,009

Total current assets	69,504	69,383

Property, plant and equipment, net of accumulated depreciation	372,038	412,753
Goodwill	157,230	157,492
Intangible assets, net	3,578	2,711
Restricted cash	12,290	12,124
Investments in unconsolidated entities	37,914	37,699
Other non-current assets	18,378	20,292

	$670,932	$712,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$5,542	$281
Current maturities of capital lease obligations	602	632
Accounts payable	40,034	46,107
Other accrued liabilities	41,193	45,734
Total current liabilities	87,371	92,754

Long-term debt, less current maturities	349,163	378,436
Capital lease obligations, less current maturities	1,367	1,475
Other long-term liabilities	35,900	33,043

Series A redeemable, convertible preferred stock	67,076	67,964

Stockholders’ equity	130,055	138,782

	$670,932	$712,454

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

		Twelve Months Ended
		April 30, 2004	April 30, 2005
	Cash Flows from Operating Activities:
	Net income	$8,105	$7,269
	Adjustments to reconcile net income to net cash provided by operating activities -
	Depreciation and amortization	59,596	65,637
	Depletion of landfill operating lease obligations	1,248	4,785
	Loss on disposal of discontinued operations, net	—	82
	Cumulative effect of change in accounting principle, net	(2,723)	—
	Income from equity method investment	(2,261)	(2,883)
	Dividend from equity method investment	—	2,000
	Impairment charge	1,663	—
	Deferred costs	—	295
	Loss on debt extinguishment	—	1,716
	Loss from asset writedown	8,018	—
	Loss (gain) on sale of equipment	(308)	372
	Gain on sale of assets	(1,144)	—
	Deferred income taxes	(2,005)	5,132
	Changes in assets and liabilities, net of effects of acquisitions and divestitures	(291)	(1,371)
		61,793	75,765
	Net Cash Provided by Operating Activities	69,898	83,034
	Cash Flows from Investing Activities:
	Acquisitions, net of cash acquired	(31,947)	(9,513)
Additions to property, plant and equipment	- Growth	(10,271)	(24,723)
	- Maintenance	(48,064)	(55,341)
	Payments on landfill operating lease contracts	(32,223)	(20,276)
	Proceeds from divestitures	4,984	3,050
	Advances to unconsolidated entities	(7,332)	—
	Other	1,195	3,048
	Net Cash Used In Investing Activities	(123,658)	(103,755)
	Cash Flows from Financing Activities:
	Proceeds from long-term borrowings	195,303	318,900
	Principal payments on long-term debt	(150,562)	(296,210)
	Deferred financing costs	(2,632)	(3,051)
	Proceeds from exercise of stock options	4,006	1,653
	Net Cash Provided by Financing Activities	46,115	21,292
	Net increase (decrease) in cash and cash equivalents	(7,645)	571
	Cash and cash equivalents, beginning of period	15,652	8,007
	Cash and cash equivalents, end of period	$8,007	$8,578

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited

(In thousands)

Note 1:   The company divested the assets of Data Destruction Services, Inc. (Data Destruction) during the quarter ended October 31, 2004.  The transaction required discontinued operations treatment under SFAS No. 144, therefore the operating results of Data Destruction have been reclassified from continuing to discontinued operations for the fiscal years ended April 30, 2004 and 2005.

Note 2:   Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose EBITDA (earnings before interest, taxes, depreciation and amortization, deferred costs and impairment charge) and Free Cash Flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of EBITDA to Cash Provided by Operating Activities:

	Three Months Ended		Twelve Months Ended
	April 30, 2004	April 30, 2005	April 30, 2004	April 30, 2005

Cash Provided by Operating Activities	$24,115	$20,966	$69,898	$83,034

Changes in assets and liabilities, net of effects of acquisitions and divestitures	(7,769)	(3,709)	291	1,371
Deferred income taxes	2,843	(372)	2,005	(5,132)
Provision (benefit) for income taxes	(3,249)	(411)	(1,622)	5,725
Interest expense, net	6,890	7,814	25,249	29,391
Depletion of landfill operating lease obligations	(853)	(1,056)	(1,248)	(4,785)
Dividend from US GreenFiber	—	—	—	(2,000)
Other income, net	(161)	(214)	(607)	(239)

EBITDA	$21,816	$23,018	$93,966	$107,365

Following is a reconciliation of Free Cash Flow to Cash Provided by Operating Activities:

	Three Months Ended April 30, 2005	Twelve Months Ended April 30, 2005

EBITDA	$23,018	$107,365
Add (deduct): Cash interest	(13,271)	(29,426)
Net closure / post-closure	1,531	(3,866)
Capital expenditures	(23,910)	(80,064)
Cash taxes	(104)	(1,103)
Depletion of landfill operating lease obligations	1,056	4,785
Change in working capital, adjusted for non-cash items	7,101	2,641

FREE CASH FLOW	$(4,579)	$332

Add (deduct): Capital expenditures	23,910	80,064
Dividend from US GreenFiber	—	2,000
Other	1,635	638
Cash Provided by Operating Activities	$20,966	$83,034

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenue attributable to services provided are as follows:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2004	2005	2004	2005
Collection	$54,777	$57,452	$226,841	$237,876
Landfill / disposal facilities	17,337	18,828	69,639	80,132
Transfer	9,149	9,176	38,830	41,862
Recycling	27,557	30,375	99,361	122,094
Brokerage	—	—	3,290	—
Total revenues	$108,820	$115,831	$437,961	$481,964

Components of revenue growth for the three months ended April 30, 2005 compared to the three months ended April 30, 2004:

		Percentage
Solid Waste Operations (1)	Price	1.9%
	Volume	1.7%
	Solid waste commodity price and volume	0.0%
Total growth - Solid Waste Operations		3.6%

FCR Operations (1)	Price	-0.9%
	Volume	4.2%
Total growth - Recycling Operations		3.3%

Rollover effect of acquisitions (as a percentage of total revenue)		3.0%

Total revenue growth		6.4%

(1) - Calculated as a percentage of segment revenues.

Solid Waste Internalization Rates by Region:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2004	2005	2004	2005
North Eastern region	51.7%	57.2%	56.9%	57.9%
South Eastern region	56.2%	62.0%	47.7%	51.6%
Central region	80.6%	79.6%	79.5%	80.0%
Western region	38.0%	43.5%	34.5%	40.8%
Solid waste operations	56.1%	59.8%	53.2%	56.8%

US GreenFiber Financial Statistics:

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2004	2005	2004	2005
Revenue	$29,075	$32,513	$116,057	$136,409
Net income	384	800	4,523	5,767
Cash flow from operations	547	5,876	3,944	15,101
Net working capital changes	(1,222)	3,437	(5,810)	3,478
EBITDA	$1,769	$2,439	$9,754	$11,623

As a percentage of revenue:

Net income	1.3%	2.5%	3.9%	4.2%
EBITDA	6.1%	7.5%	8.4%	8.5%